99.1    Audit Committee Charter

                             AUDIT COMMITTEE CHARTER

                              BLUEGATE CORPORATION.

                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

1.   Purpose and commencement. The Audit Committee of the Board of
     Directors shall conduct continuing oversight of the financial affairs of BLUEGATE CORPORATION The Audit Committee shall commence its work on June 1, 2005. The Board of Directors hereby appoints Gil Gertner as the Chairman and as a member of the Audit Committee.

2. Scope of Review. The Audit Committee shall conduct an ongoing review of the Corporation's: (a) Financial reports and other financial information prior to their being filed with the U.S. Securities and Exchange Commission or otherwise provided to the public; and (b) Systems, methods and procedures of internal controls in the areas of financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct.

3. General Tasks. The Audit Committee shall: (a) Be objective and a majority of the Audit Committee shall be independent; (b) Recommend and encourage improvements in the Corporation's financial affairs; (c) Review and assess the work of the Corporation's independent accountant and internal audit department; and (d) Solicit and encourage comments from the Corporation's independent accountant, financial and senior management, internal audit department and the Board of Directors.

4. Audit Committee Members. The Audit Committee shall be consist of one or more Members (the "Members"), a majority of whom are independent Directors. The Board of Directors shall elect the Members annually. Members shall serve until their successors are duly elected and qualified. Unless an Audit Committee Chairperson is elected by the full Board, the Members of the Committee may designate a Chairperson by majority vote of all the Members.

5. (a) The independent members shall be free from any relationship that could conflict with an independent member's independent judgment. Any non-independent member shall exercise judgment as if that member was independent.

     (b) All Members must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member must have past employment experience in


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     finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities. These requirements may be waived by the Board of Directors if they deem that the Corporation has been unsuccessful in a good faith effort to meet the requirements.

6.   Independence. Independent Director is defined as a director who has:
     (a) Not been employed by the Corporation or its affiliates in the current or past three years; (b) Not accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous year (except for board service, retirement plan benefits, or non-discretionary compensation); (c) No immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer; (d) Not been a partner, controlling shareholder or an executive officer of any other for-profit entity to which the Corporation made, or from which it received, payments (other than those which arise solely from investments in the Corporation's securities) that exceed five percent of the other entity's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and (e) Not been employed as an executive of another entity where the Corporation's executives serve on the other entity's compensation committee.

7. Meetings. The Audit Committee shall meet at least four times per year, and may meet as frequently as deemed necessary. The Audit Committee shall meet separately in closed meetings at least once each year with management, the director of internal audit and the independent accountant to discuss any matter. The Audit Committee shall select one of its Members each quarter to meet with management, the director of internal audit and the independent accountant for the purposes set forth below.

8. Specific Tasks. The Audit Committee shall: (a) Assess and, if necessary, update this Charter at least annually; (b) Review the Corporation's annual, quarterly and other financial statements and any other reports, financial information or other material filed with any governmental body (except for litigation matters in the ordinary course of business) or announced to the public, including the independent accountant's certifications, reports, opinions, or reviews; (c) Review the regular internal reports to management prepared by the internal audit department and management's response thereto; (d) Review with management and the independent accountant all Form 10-Q 's prior to the filing or prior to the release of earnings information to the public. The Chairperson of the Audit Committee may represent the entire Audit Committee for the review of the Form 10-Q; (e) Recommend to the Board of Directors the selection of the independent accountant for each year, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountant. On an annual


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     basis, the Audit Committee shall review and discuss with the independent accountant all significant relationships the independent accountant has with the Corporation to determine the accountant's independence; (f) Review the performance of the independent accountant and approve any proposed discharge of the independent accountant when circumstances warrant; (g) Periodically consult with the independent accountant, out of the presence of management, about internal controls and the completeness and accuracy of the Corporation's financial statements; (h) Continually review the integrity of the Corporation's internal and external financial reporting processes. The Audit Committee shall consult with the independent accountant and the internal auditors for this review; (i) Consider the independent accountant's judgments about the quality and appropriateness of the Corporation's accounting principles in relation to the Corporation's internal and external financial reporting; (j) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices; (k) Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountant and the internal auditors in connection with the appropriateness and application of accounting principles made in management's preparation of the financial statements; (l) Following completion of the annual audit, review separately with each of management, the independent accountant and the internal audit department whether any difficulties were encountered during the course of the audit, including any restrictions on the scope of work or access to required information; (m) Review any disagreement among management and the independent accountant or the internal auditing department in connection with the preparation of the financial statements or the appropriateness and application of accounting principles made in management's preparation of the financial statements; (n) Review with the independent accountant, the internal audit department and management whether and how changes or improvements in the Corporation's financial or accounting practices, as approved by the Audit Committee, have been implemented. The Audit Committee shall conduct this review promptly after the implementation of the changes or improvements; (o) Establish a code of corporate compliance with law and a code of ethical conduct, and review the Corporation's implementation and enforcement of these codes; (p) Review activities, organizational structure, and qualifications of the internal audit department; (q) Review, with the Corporation's counsel, legal compliance matters including policies regarding trading in the Corporation's securities; (r) Review, with the Corporation's counsel, any legal matter that could have a material impact on the Corporation's financial statements; (s) Perform any other activities consistent with this Charter, the Corporation's Articles of Incorporation, By-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.